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Exhibit 99.2

   aaiPharma Raises 2002 Financial Guidance Based on Completion of Acquisition of Darvon(R)and Darvocet N(R)Pain Franchise from Eli Lilly and Company

Wilmington, North Carolina (April 1, 2002) - aaiPharma Inc. (Nasdaq: AAII) announced today revised financial guidance now that it has successfully completed the acquisition of the United States rights to the Darvon(R) (propoxyphene hydrochloride) and Darvocet N(R) (propoxyphene napsylate with acetaminophen) family of pain products from Eli Lilly and Company (NYSE: LLY) through its NeoSan Pharmaceuticals division.

As previously announced, aaiPharma acquired the product line for $211.4 million plus other considerations. The purchase price is subject to potential reductions based on initial product sales performance.

The Darvon(R) and Darvocet N(R) family of pain products are indicated for mild to moderate pain, a specialty market segment that continues to experience solid growth in the U.S. The Company expects to increase sales and enhance the value of these products through active marketing and promotion campaigns as well as the development and marketing of improved products and line extensions.

"This represents a major milestone in aaiPharma's history," said Frederick D. Sancilio, Ph.D., Chairman and CEO of aaiPharma. "Strategically, the Darvon(R) and Darvocet N (R) portfolio of products is an excellent acquisition for aaiPharma. These are under-promoted drugs with strong brand recognition that will benefit from the marketing and research and development efforts we intend to focus on them. This is an accretive acquisition that firmly establishes us in one of our key targeted therapeutic areas, and we are very pleased to have completed this transaction."

 Dr. Philip S. Tabbiner, President and Chief Operating Officer of aaiPharma, added, "With the closing of this acquisition, the Darvon(R) product line joins M.V.I(R), Aquasol(R), and Brethine(R) in our family of branded products. Over the past two years, we have been building the capability to support the marketing of branded pharmaceuticals while also utilizing our proven scientific expertise to revitalize and enhance their presence in the marketplace since their acquisition. We are currently in an excellent position to follow through on these goals with Darvon(R) and Darvocet N (R)."

Based upon this transaction and its current outlook, the Company is raising its 2002 guidance as follows:

     - Revenues are expected to be between $225 million and $230 million.

     - Diluted earnings per share (excluding one-time write-offs) are expected to be between $1.00 and $1.05.


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Furthermore, in 2003, the Company expects revenues to be between $270 million and $275 million and diluted earnings per share to be between $1.30 and $1.35 per share.

The Company will take one-time write-offs in the first quarter of 2002, for expenses related to its prior senior credit facilities and redeemable warrants, amounting to between $5.0 million and $5.5 million on an after tax basis. Excluding these write-offs, the Company expects earnings for the first quarter of 2002 to remain in line with previous estimates and revenues to increase by more than 30% over first quarter 2001.

"To support the enhanced marketing of the Darvon(R) and Darvocet N(R) product lines, we plan to gradually increase our sales force by 30 additional sales representatives over the course of 2002," stated Mr. David M. Hurley, President of NeoSan Pharmaceuticals. "We do not expect this increase to have a material impact on our general and administrative costs as a percentage of total revenue."

In addition, the Company noted that it would be presenting at the Banc of America Securities Healthcare Conference. The presentation will be held at The Four Seasons Hotel, in Las Vegas, Nevada on Tuesday April 2, at 2:40 PM (PDT).

In conjunction with this release, the Company will host a conference call that will be broadcast live over the Internet tomorrow morning, April 2, at 9:00 a.m. Eastern Standard Time. The broadcast will be hosted on the Company's web site located at www.aaiPharma.com (http://www.aaiPharma.com).

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

About aaiPharma
---------------
aaiPharma is a science-based specialty pharmaceutical company, uniquely positioned to leverage its long-term businesses and partnerships with major pharmaceutical companies into new product opportunities. Using its proprietary drug delivery technologies as well as its expertise in chemistry, the Company offers a capability to focus on the development, enhancement, and commercialization of mature and branded pharmaceutical products. Focusing on targeted therapeutic areas, the Company applies innovative technologies to increase the commercial potential of products with proven efficacy and safety histories. NeoSan Pharmaceuticals is a division of aaiPharma that markets branded drugs using the Company's proprietary product life cycle management expertise. For more information on aaiPharma, please visit www.aaipharma.com.

Forward-Looking Statements
--------------------------
Information in this press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including the statements pertaining to future product improvements and line extensions; plans to use the Darvon(R) and Darvocet N(R) franchise as a brand platform for the


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Company's pain management products; products in our pipeline; plans to expand our sales force and marketing and R&D activities and capabilities; sales growth; revenues; and diluted earnings per share. These statements involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks and uncertainties pertaining to aaiPharma's or its individual business units' ability to successfully find, acquire, develop, improve, enhance the safety or efficacy of, and sell, on a commercially profitable basis, pharmaceutical products without adversely affecting its fee-for-service client relationships or business opportunities. Additional factors that may cause the actual results to differ materially are discussed in aaiPharma's recent filings with the Securities and Exchange Commission, including, but not limited to, its registration statement, as amended, its Annual Report on Form 10-K filed with the SEC on March 11, 2002, including the exhibits thereof, its Form 8-Ks and its other periodic filings.










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